Sub-Item 77O
                                                         Rule 10f-3 Transactions




                         THE DREYFUS/LAUREL FUNDS TRUST
                       DREYFUS PREMIER MANAGED INCOME FUND

On September 27, 2004, The Dreyfus/Laurel Funds Trust - Dreyfus Premier Managed Income Fund (the "Fund") purchased, slightly below par value, $125,000 in RPM International, Inc. - CUSIP # 749685AN3 (the "Bonds"). The Bonds were purchased from Goldman Sachs & Co. ("Goldman Sachs"), a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. None of the members received any economic benefit. The following is a list of the syndicate's primary members:

                                Key Capital Corp
                               Natcity Investments
                             Wachovia Securities Inc
                               BNY Capital Markets
                           Fifth Third Securities Inc
                          Mellon Financial Markets, LLC
                            Mizuho Securities USA LLC
                               Piper Jaffray & Co

     Accompanying this statement are materials presented to the Board of Trustees of The Dreyfus/Laurel Funds Trust - Dreyfus Premier Managed Income Fund, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on March 30, 2005.